EXHIBIT 21.1 SUBSIDIARIES OF JELD-WEN HOLDING, INC.* Legal Name Jurisdiction of Incorporation or Organization Pelican Insurance, Ltd. Bermuda J&W Risk Services, Inc. Oregon JELD-WEN, Inc. Delaware J B L Hawaii, Limited Hawaii JW International Holdings, Inc. Nevada Builders Paradise (St. Kitts) Ltd. St. Kitts JELD-WEN of Canada, Ltd. Canada JELD-WEN de Mexico, S.A. de C.V. Mexico JW Real Estate, Inc. Nevada JELD-WEN Chile S.A. Chile JW Global Holdings, Ltd. British Virgin Islands JELD-WEN European Holdings, LLC Delaware JELD-WEN ApS Denmark JELD-WEN Europe Ltd. United Kingdom JELD-WEN Danmark A/S Denmark JELD-WEN Deutschland Holding GmbH Germany JELD-WEN Deutschland GmbH & Co. KG Germany BOS GmbH Germany BBE Domoferm GmbH Germany JELD-WEN Magyarország Kft. Hungary JELD-WEN Österreich GmbH Austria JELD-WEN Türen GmbH Austria JELD-WEN Schweiz AG Switzerland JELD-WEN Eesti AS Estonia JELD-WEN Sverige AB Sweden JELD-WEN Norge AS Norway JELD-WEN of Latvia, SIA Latvia JELD-WEN Suomi Oy Finland Mattiovi Oy Finland JELD-WEN France, S.A.S. France JELD-WEN UK Limited United Kingdom Domoferm Service GmbH Austria Domoferm GmbH & Co. KG Austria HSE Spol s.r.o. Czech Republic Domoferm Export GmbH Austria

Legal Name Jurisdiction of Incorporation or Organization Domoferm Polska Sp. z.o.o. Poland Domoferm Hungaria Kft. Hungary Domoferm d.o.o. Croatia OOO Domoferm Russia Staalkozijn Nederland B.V. Netherlands * List as of December 31, 2023. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of JELD-WEN Holding, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the Company’s most recently completed fiscal year.